Exhibit 99.1

IX Acquisition Corp. Announces

Tenth Extension of Deadline to Complete Initial Business Combination

New York, NY, January 19, 2024 -- IX Acquisition Corp. (Nasdaq: IXAQ) (the “Company”) announced today that its board of directors (the “Board”) has decided to extend the date by which the Company must consummate an initial business combination (the “Deadline Date”) from January 12, 2024 for an additional month, to February 12, 2024. This is the tenth of eighteen potential one-month extensions of the Deadline Date available to the Company pursuant to its Amended and Restated Memorandum and Articles of Association. IX Acquisition Sponsor LLC (the “Sponsor”) will deposit $50,000 into the Company’s trust account in connection with this extension within seven days of January 12, 2024.

Furthermore, the board of directors announced their intention to continue to extend the Deadline Date on a monthly basis, but will not be issuing a press release every month. Therefore, investors can expect that the Sponsor will continue to deposit $50,000 into the Company’s trust account in connection with each Extension within seven days of the 12th day of each month. In the event that the board of directors elects not to extend, the Company will issue a press release announcing this change in policy.

About IX Acquisition Corp.

IX Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. For more information, please visit https://www.ixacq.com.

Contacts

For investor and media inquiries:

contact@ixacq.com